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The following is a transcript of an employee presentation and meeting for all employees of Veritas DGC Inc. and Compagnie Générale de Géophysique conducted on December 5, 2006 by Veritas DGC Inc. and Compagnie Générale de Géophysique relating to the proposed merger of Veritas DGC Inc. and Compagnie Générale de Géophysique:

Town Hall Meeting: Video Web-cast script
Robert Brunck and Thierry Pilenko

December 5th, 2006

FORWARD-LOOKING INFORMATION

This notice may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual outcomes may vary in material respects from those currently anticipated.

INVESTOR NOTICE

In connection with the proposed transaction between Compagnie Générale de Géophysique (“CGG”) and Veritas DGC Inc. (“Veritas”), CGG has filed a registration statement on Form F-4 (File no. 333-138033) (the “Form F-4”), which includes a definitive Proxy Statement/Prospectus, dated November 30, 2006, relating to the CGG ordinary shares underlying the CGG American Depositary Shares (“ADS”) to be issued in the proposed transaction.  CGG and Veritas have also filed, and intend to continue to file, additional relevant materials with the Securities and Exchange Commission (the “SEC”), including the filing by CGG with the SEC of a Registration Statement on Form F-6 (the “Form F-6” and together with the Form F-4, the “Registration Statements”) to register the CGG American Depositary Shares (“ADS”), as well as the CGG ordinary shares underlying such CGG ADSs, to be issued in exchange for shares of Veritas common stock. The Registration Statements and the Proxy Statement/Prospectus contain important information about Veritas, CGG, the proposed transaction and related matters. Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully, and any other relevant documents filed with the SEC, including all amendments, because they contain important information. Investors and security holders may be able to obtain free copies of the documents filed with the SEC by CGG and Veritas (including the Form F-4 and, when filed, the Form F-6) through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may be able to obtain free copies of materials filed with the SEC by CGG and Veritas (including the Form F-4 and, when filed, the Form F-6) by contacting Investor Relations at +1 832 351 8821 and from CGG by contacting Investor Relations at invrel@cgg.com or by telephone at +33 1 64 47 38 31.

Veritas and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Proxy Statement/Prospectus described above.  Additional information regarding these directors and executive officers is also included in Veritas’s Amendment No. 1 to Form 10-K/A, which was filed with the SEC on or about November 28, 2006.  This document is available free of charge at the SEC’s web site at www.sec.gov and from Veritas by contacting Investor

Relations at +1 832 351 8821.

CGG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.  Additional information regarding these directors and executive officers is also included in CGG’s Form 20-F filed with the SEC on May 9, 2006.  This document is available free of charge at the SEC’s web site at www.sec.gov and from CGG by contacting Investor Relations at +33 1 64 47 38 31.

VIDEO CAST

Thierry Pilenko - Good morning, good afternoon and good evening to everyone and thank you for joining.

For those of you in CGG that I have not had the opportunity to meet, I am Thierry Pilenko Chairman and CEO of Veritas.  Today, we are pleased to host our first combined CGG Veritas worldwide video cast – welcome everyone.  For Veritas employees, let me introduce Robert Brunck, Chairman and CEO of CGG.

Robert Brunck – Thank you Thierry and welcome everyone. First, I would like to thank you all for joining us today and I am very pleased to have this opportunity to give you an update on the progress towards the definitive merger agreement we signed in September. A merger that I believe will allow us to create the worldwide leading integrated geophysical services and equipment company.

Let me begin by saying that overall we are extremely pleased thus far.  Not only with the progress of the merger, which is currently on schedule to close in January 2007, but also I am especially pleased with the spirit of all those I have spoken to and worked with both at CGG and Veritas. While I know a merger announcement can create uncertainty and thus concern, the openness and excitement I hear about the merger of our companies, the continued commitment to our on-going businesses that I see, and the patience exhibited as we work through all of the pre-merger requirements – continues to increase my confidence that at this early stage we are off to an excellent start - A start towards our goal of creating the premier geophysical company to work with as a client AND to work for as an employee.  In short, I am very excited about our future.

To successfully complete and close the merger - there are many steps that we must go through internally and externally.  Externally, there are quite a few filings necessary and we have completed most of these   Here is a review of some of the main ones.

The U.S. anti-trust filing, also called the Hart Scott Rodino or HSR filing, was submitted to the Federal Trade Commission on September 25th as planned, and on October 25th we received a notification of early termination from the Department of Justice which indicates that from a U.S. anti-trust perspective, we were clear to proceed with the merger.

On November 20th the Committee on Foreign Investment in the United States (“CFIUS”) concluded its review of the merger agreement indicating that from their perspective, we were clear to proceed with the merger.

On December 1, 2006, we filed the final Form F-4 and prospectus for the transaction with the SEC in the United States and will commence mailing it to CGG and Veritas stockholders this week.

Both companies will hold meetings of stockholders – CGG’s in France and Veritas’ in Houston –very early in 2007 to vote on the merger.  Within a few days after the stockholders’ meetings and, assuming that the merger is approved, we will close the transaction and formally combine the two companies.

Internally there is also a lot of work – mostly around planning for the integration of our two companies - that needs to be completed before closing and we have started this process.  To accomplish this we set up six integration committees and I would like to give you an overview of these committees and an update on their current progress:

The Organization Committee – is responsible for building our combined company organization – both for our operations and support groups.  Thierry will provide a further update on the organization committee later in the Video Cast. The CGG team members are: Michel Ponthus, Luc Benoît-Cattin, Guillaume Cambois, Richard Price, Dominique Robert and Jonathan Miller. The Veritas members are: Colin Murdoch and Tim Wells

The Technology Committee - is responsible for Data Processing and Imaging, IT infrastructure, Research as well as software and methodology. Thus far the group has had a number of meetings on some of the most pressing issues. While the merger has not yet closed, future technology issues are still sensitive and definitive plans premature. However, an audit process has begun and teams composed of the experts from both CGG and Veritas have been, and are, gathering details on our most important technical activities. Thus far the teams have developed a very insightful mapping of existing technologies and related workflows in both companies. These teams are reporting back to the technical committee and generating a database that will allow future decisions on technical issues to be made in an informed fashion.  The CGG Committee members are: Cato Bolstad, Guillaume Cambois and Michel Manin. The Veritas members are: Thierry Pilenko, Colin Murdoch, Peter Whiting, Jerry Young and Tim Wells.

The QHSES Management Systems Committee – is reviewing our QHSES systems and organization and working on their overall convergence. The CGG team are: Alan Clint, Pascal Fernet and Jean Monérol. The Veritas members are: Stephen Hallows, and Ray Mays

The Human Resources (HR) Management Systems and Training Committee – will focus on HR policies, procedures, and systems. The CGG team members are Meloney Brackett, Bertrand Calmon and Pascal Rosset. The Veritas members are: Elspeth Inglis, John Illife, Scott Smith and Peter Tay

A Management Information Systems Committee is working on the convergence of our business systems, accounting and finance - very important from Day One. The CGG team members are:  Annick Laroche, Jacques Garnier and Jacques Micaelli. The Veritas members are: Vince Thielen and Melinda Hubbard.

Finally the Integration Steering Committee oversees all of these groups and is responsible for providing direction and guidelines for the overall integration process. This committee is chaired by me and the CGG team members are: Thierry Le Roux, Christophe Pettenati- Auzière, Gérard Chambovet, Michel Ponthus, Luc Benoît-Cattin and Stéphane-Paul Frydman. The Veritas members are: Thierry Pilenko, Tim Wells and Mark Baldwin

These committees also set up approximately 50 work-groups to focus on specific integration tasks.  These work-groups were formed to bring the required expertise together to best prepare CGGVeritas for Day One, the day after closing.

The activities these work-groups are focused on, in general, include mapping of current systems and approaches, as well as developing a common understanding of processes, suppliers, and strategy.

Along with these activities we are developing a common understanding of the values and cultures within CGG and Veritas so that after closing and as we move into the future we can create a new culture of performance as CGGVeritas.

Some examples of specific activities underway within the work-groups include:

There is a QHSES work-group combining and updating our crisis management plans and building a common reporting approach for key HSE matters.  There is a marketing work-group currently working on the branding for our company name and logo as well as developing our internal and external communications.  A vision and values work-group is developing a proposal for CGGVeritas vision and values – this group is starting by exploring and consolidating the synergies that we share.  This group will then continue to expand on this very important effort going forward to truly understand, refine and update our vision and values at CGGVeritas. They will also ensure we have plans in place to clearly communicate our new vision and values throughout the organization. Other work-groups are focusing on understanding benefits, incentives, payroll, training, staffing, recruiting and retention. Currently these teams are reviewing our two company’s benefits philosophies and plans and are working to propose a path forward that will combine our strengths and allow CGGVeritas after closing to continue to hire and retain the best people in the industry.

There are also work-groups determining how to synchronize and consolidate our IT systems for smooth communications and open collaboration, including e-mail.  The rest of the work-groups are developing the plans for all the Accounting / Tax / Financing / etc / systems and organization.

Support groups do just that – they support all of us in what we do and I think that often times we forget to recognize them. So thank you to those of you working on these work-groups to make us ready for Day One.

As you can see, there is quite a lot of work to do in a very short timeframe – but it has been at the meetings, where I have reviewed the progress being made from these work-groups and committees, that I have gained such confidence in the vision of CGGVeritas being a great success.  The energy, enthusiasm, commitment and progress have been excellent – and I want to thank all those involved. I am sure that as each of us takes part in the integration of our two companies, we will be able to make CGGVeritas the leading geophysical services and products company.

Let me now hand the conversation back over to Thierry Pilenko.

Thierry Pilenko - Thank you Robert. During our last Veritas worldwide communication I mentioned that I wanted to address your key questions in our next meeting.  While we can’t provide all of the details at this time, as some items are still being worked on and others we need to wait until after closing, I wanted to give you the most complete update I can at this time.

First, I have had feedback from some of you that you have heard in our communications thus far how the combination of CGG and Veritas is good for our shareholders and for the business, but would also like to hear whether this merger is good for us and our careers.  The simple answer is absolutely – this is an outstanding opportunity for all of us in CGG and Veritas. First and foremost CGGVeritas will be a truly global company with a well balanced portfolio of activities both from a geographical and a customer standpoint. The Eastern and Western hemispheres are about the same size (1 B$ + revenue) and will have as clients most of the national and international oil companies. That is a tremendous opportunity for those of us who want an international career. Secondly, the combination of our technology teams - R&D and acquisition technology groups will give us a chance to broaden the types and number of projects we work

on. With our resources we will be able to do more and, over time, our growing business will provide further financial resources to dedicate to our future technology. Clearly, as a result of the combination of CGG and Veritas we will become the leader in geophysics and this position will allow us to attract the top talent in any part of the world and give new challenging opportunities to our employees.

Secondly, the most common question I hear is what is the new organization and when will it be announced?  We can’t answer this question at this time, but let me give you an update on the organization committee’s progress thus far. The operational organization of CGGVeritas is substantially defined. However it is still on paper and we will not be able to communicate the details before closing. Obviously the senior management team of the future organization has participated in building the new organization and knows what their roles will be after the merger is complete. The general structure of the organization has been communicated earlier: Two hemispheres (Eastern and Western) supported by 3 Product lines (Processing & Imaging, Marine Acquisition and Land Acquisition). The organization committee has worked down to a very detailed level with a priority on reporting lines and customers interfaces, and we should be able to roll-out the new organization shortly after closing. Some of the key support processes such as accounting and human resources will remain - after closing - as they are today until we are fully ready to bring them together.

Finally, I have also heard various questions or comments about the new company name.  Will it be CGGVeritas or will it just be CGG.  The company name will be CGGVeritas. Both brands have a lot of value and a strong reputation.  We need to preserve this for our customers, our employees and our shareholders. We are also currently working on a new logo which will be launched immediately after closing. The launch of our new company and new image, after closing, will clearly reflect the strengths and values of both companies under the name CGGVeritas.  I am looking forward to launch day.

Now, let me hand-off to Robert for some closing comments.

Robert Brunck - The creation of CGGVeritas is a tremendous opportunity for us – for our business, our employees and our shareholders.

With the talent of our people combined with our excellence in technology and operations we will operate the world’s leading seismic fleet, and land crews worldwide, be the industry reference for processing and imaging and will benefit from two complementary, recent vintage, well positioned seismic data libraries – and of course Sercel. Truly, the combination of CGG and Veritas will create the world leading provider of seismic technologies, services and products, offering unparalleled strength and depth.  One of our key goals in creating CGGVeritas is to build a company and environment that people choose as THE place to achieve their goals - a place where people work because they want to and they know they can make a difference – being part of the leader.

Of course, to combine our companies successfully and achieve these goals, it will take much more than these words and a shared vision.  It will take a specific commitment and engagement from each one of us – from everyone on our executive and management teams – to each and every employee.  Today we see ourselves, and have taken great pride as employees of CGG or as employees of Veritas– and as fierce competitors.  After closing and as we move forward – we will each go through a process as we integrate our company, people and culture - and at sometime in the future will see ourselves as CGGVeritas employees – working together to meet our common vision and goals.

To emphasize and support this extremely important process, we have created “Pegasus”, a symbol of our teamwork – of all being together and well aligned - to form a unique and powerful and very visible constellation. Pegasus is the name we have given to the project that covers the planning, implementation and results of creating CGGVeritas and its culture and values.

Pegasus embodies all of the efforts that are currently underway in the various committees I mentioned earlier.  Today, these projects are concentrated at the executive and management level, but as we move forward I expect more and more people will be involved in Pegasus and will join the effort of creating CGGVeritas.  Pegasus also stands for the implementation and results of these plans as, after closing, we bring CGGVeritas to life.  Finally we will continuously communicate our progress on Pegasus as CGGVeritas starts to take shape.  As an example, shortly after this Video Cast, we will create a Pegasus web page on our intranet sites with all the information we can provide at this time about the merger.

So, in conclusion let me emphasize that the merger is progressing well, we have a tremendous opportunity before us and I am very excited about the future of CGGVeritas.  Thank you again for joining today – and I look forward to our next video cast meeting.

Thierry Pilenko & Robert Brunck - Thank you.